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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF GEORGOPOULOS PAHLAVAN & PRINCE, LLP]

January 25, 2001

Applied Imaging Corp.
2380 Walsh Avenue, Building B
Santa Clara, California  95051

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 25, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,666,279 shares (the "Shares") of Common Stock of Applied Imaging Corp., a Delaware corporation (the "Company") and 422,700 shares of Common Stock of the Company underlying warrants (the "Warrant Shares") issued to certain selling stockholders. The Shares and the Warrant Shares are to be sold by the selling stockholders as described in the Registration Statement for the sale to the public. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with such sale and issuance of the Shares and the Warrant Shares.

     It is our opinion that, assuming that the Company has received the consideration approved by the Board of Directors for the Shares and the Warrant Shares, the Shares and the Warrant Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                                       Very truly yours,

                                       GEORGOPOULOS PAHLAVAN & PRINCE, LLP

                                       /s/ Georgopoulos Pahlavan & Prince, LLP